Exhibit 10.1
[IDENIX LETTERHEAD]
October 19, 2007
Mr. Guy Macdonald
125B Magazine Street
Cambridge, MA 02139
Re:	Separation and Benefits Payable Pursuant to Employment Agreement (the “Employment Agreement”) dated July 28, 2003 by and between Guy Macdonald and Idenix Pharmaceuticals, Inc. (the “Company”)
Dear Guy:
This letter confirms our mutual agreement that your position as the Company’s Executive Vice President, Operations, as well as your full time employment with Idenix will terminate on December 31, 2007 (the “Separation Date”).
In connection with the termination of your employment, we acknowledge that your termination will be considered a “covered termination” (as such term is defined in your Employment Agreement) and that the payments and benefits payable to you pursuant to Section 5.A. and B. of the Employment Agreement (as further agreed to below with respect to your bonus amounts) are due to you, your 12 month salary of $326,180. Such benefits will be paid in accordance with the terms and conditions set forth in the Employment Agreement. Such conditions include the execution and delivery by you and the effectiveness of the release attached hereto. With respect to bonus amounts due to you, we have agreed that the amount of bonus payable pursuant to Section 5.A (i) of the Employment Agreement is $163,090. In addition, under the Employment Agreement, options to acquire up to 190,417 shares of Idenix common stock held by you will accelerate and become immediately exercisable on the Separation Date with up to 24 months to exercise the options. In addition, you will be paid any accrued but unused vacation as of the Separation Date and continue your life insurance coverage in accordance with the agreement.
The Company acknowledges that any and all notice provisions set forth in Section 4.C of the Employment Agreement are hereby waived. The Company further acknowledges that the unexercised stock options previously awarded to you (the “Options”) are and, subsequent to the Separation Date, will remain exercisable in accordance with the terms of the stock option plans, stock option awards and the Employment Agreement. Additionally, the Company acknowledges that, you are and, subsequent to the Separation Date, will remain free to transfer, pledge or otherwise dispose of shares of Idenix common stock which are acquired upon exercise of the Options, subject to Rule 144 of the Securities Act of 1933, as amended (“Rule 144”), relevant securities laws relating to the possession of material nonpublic information, the Company’s Insider Trading Policy prior to the Separation Date, and such encumbrances that have been created by you or any party other than the Company.

On the Separation Date, you agree to acknowledge that: (i) all transactions in which you have engaged with respect to the ownership of Idenix common stock are or will then have been reported on Forms 3 and 4 which have been subsequently filed with the Securities and Exchange Commission; and (ii) you will be considered an “affiliate” of the Company under Rule 144 until the date which is three months after your Separation Date. As of the Separation Date, you will no longer be subject to the Company’s Insider Trading Policy.
You agree that all amounts that are treated for purposes of Section 409A of the Internal Revenue Code (“Section 409A”) as nonqualified deferred compensation that was not deferred before January 1, 2005 that you would be otherwise entitled to receive before the six-month anniversary of the Separation Date shall not be paid to you until six months and one day after the Separation Date.
In connection with our discussions relating to the separation, you have acknowledged and agreed that it is solely your responsibility and not that of the Company to determine the tax consequences of any payments made or to be made to you or options granted to you pursuant to the Employment Agreement, and/or any agreements granting you options to purchase Idenix stock (collectively, the “Payments”), and that for advice as to your specific circumstances, the tax consequences of any of these agreements and the application of Section 409A to any such payments or options, you have relied upon your own tax advisors. You acknowledge that you are not relying upon the advice or representation of Idenix with respect to the tax treatment of any of the Payments. You agree that you are responsible for payment of all federal, state and local taxes with respect to the Payments and any penalties or assessments related thereto. You agree to indemnify the Company and hold the Company harmless from any claims or liability (including without limitation, fines, excise taxes, penalties or fees) claimed or imposed by any government agency with respect to (a) any failure to pay or failure to withhold, or delayed payment of, federal taxes resulting from the application of the provisions of Section 409A to the Payments or (b) any failure to satisfy any reporting requirements with respect to the Payments imposed by the Internal Revenue Code.
The Company agrees to assign to you the cellular telephone number that you currently possess. The Company also agrees to let you retain your cell phone, blackberry and laptop.
The Company, represents and warrants that, as the date hereof, it has not instituted or caused to be instituted against you any suit, charge, complaint, investigation, or action at law, in equity or otherwise, in any court, administrative agency or other public or private tribunal with respect to any cause of action or claim of any kind relating in any way to your employment with the Company or the anticipated conclusion of your employment with the Company.
You agree that the conclusion of your employment was not the result of any discriminatory or retaliatory action on the part of the Company and/or any of its current or former affiliates.
We have agreed that except as required by applicable law or compelled by process of law, at all times following the date hereof, neither the Company’s officers or you will make any false, derogatory or disparaging statements about the other party or its respective affiliates.

Except to the extent modified hereby, the terms of Section 5.A of the Employment Agreement remain unchanged and in full force and effect.
There are two copies of this letter enclosed. If the terms set forth herein accurately reflect our mutual understanding and agreement, please sign each copy and return one copy to me for our corporate files.

Very truly yours,
/s/ Paul Fanning
Paul Fanning
Vice President, Human Resources

Acknowledged and accepted this 19th day of October 2007
/s/ Guy Macdonald
Guy Macdonald

cc: Jean-Pierre Sommadossi